Exhibit 3.1

AMENDMENT OF ARTICLES OF INCORPORATION

Pursuant to the General and Business Corporation Law of Missouri (the “GBCL”), the undersigned Corporation hereby submits the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the Corporation is UMB Financial Corporation (the “Corporation”).

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders of the Corporation on August 6, 2024 (the “Amendment”).

3.	The Amendment is set out in full as follows:

See attached Annex A hereto.

4.	Of the 48,744,131 of shares outstanding, 48,744,131 of such shares were entitled to vote on the Amendment.

The number of outstanding shares of each class entitled to vote on the Amendment as a class were as follows:

Class	Number of Outstanding Shares
Common Stock	48,744,131

5.	The number of shares voted for the Amendment was 44,385,266. The number of shares voted against the Amendment was 303,577.

The number of shares of each class voted for and against the Amendment were as follows:

Class	Number of Shares Voted For	Number of Shares Voted Against
Common Stock	44,385,266	303,577

6.	The effective time and date of the Amendment will be 11:57 p.m. Eastern Time on January 31, 2025.

[signature page follows]

IN AFFIRMATION THEREOF, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under § 575.040, RSMo.)

/s/ Ram Shankar
Ram Shankar, Chief Financial Officer
January 31, 2025

Annex A

Reference is made to ARTICLE III of the Articles of Incorporation of UMB Financial Corporation, a Missouri corporation, as amended March 6, 2003. The first paragraph of ARTICLE III is hereby amended and restated in its entirety as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is one hundred sixty-one million (161,000,000). One hundred sixty million (160,000,000) of such shares shall be common stock with a par value of one dollar ($1.00) per share, and such common stock shall have no preferences, qualifications, limitations, restrictions or special relative or convertible rights. The remaining one million (1,000,000) shares shall be preferred stock with a par value of one cent ($0.01) per share.”

Except as amended hereby, the Articles of Incorporation of UMB Financial Corporation, as amended March 6, 2003, remains unchanged and in full force and effect.

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